Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	David Morimoto	Media Contact: Wayne Kirihara
	SVP & Treasurer	SVP - Corporate Communications
	(808) 544-3627	(808) 544-3687
	david.morimoto@centralpacificbank.com	wayne.kirihara@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS $10.4 MILLION

FIRST QUARTER EARNINGS

HONOLULU, HI, April 23, 2015 — Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank (the “Bank”), today reported net income for the first quarter of 2015 of $10.4 million, or $0.29 per diluted share, compared to net income in the first quarter of 2014 of $9.8 million, or $0.23 per diluted share, and net income in the fourth quarter of 2014 of $13.3 million, or $0.37 per diluted share.

“We continued to expand our loan and deposit portfolios, and maintained stable net interest income during the quarter”, said John C. Dean, chairman and CEO.  “I am especially pleased that we were able to repurchase an aggregate of approximately 9.4% of our common stock between January 1, 2015 and April 1, 2015 for the benefit of our shareholders.”

In April 2015, the Company’s Board of Directors declared a quarterly cash dividend of $0.12 per share on the Company’s outstanding common shares. The dividend will be payable on June 15, 2015 to shareholders of record at the close of business on May 29, 2015.

During the first quarter of 2015, the Company repurchased 473,829 shares of common stock at a total cost of $9.3 million under its share repurchase program. The average cost was $19.64 per share repurchased.

In addition, in March 2015, the Company’s Board of Directors authorized the addition of $75 million to its common stock repurchase program and promptly deployed this enhanced repurchase authority on April 1, 2015 with the repurchase of an additional 3,259,452 shares of its common stock at a purchase price per share of $23.01 (and an aggregate repurchase cost of approximately $75 million) in connection with the underwritten public offering of the Company’s common stock by the Company’s two largest shareholders, ACMO-CPF, L.L.C. and Carlyle Financial Services Harbor, L.P. (collectively, the “Selling Shareholders”). Since the transaction closed on April 1, 2015, the impact of the $75 million repurchase is not reflected in this quarterly earnings release.

Following the April 1, 2015 repurchase, the Company’s remaining repurchase authority under its common stock repurchase program is approximately $29.2 million.

Significant Highlights and First Quarter Results

•                  Reported net income of $10.4 million, compared to net income in the fourth quarter of 2014 of $13.3 million.

•                  Increased the loans and leases portfolio by $35.6 million to $2.97 billion at March 31, 2015, compared to $2.93 billion at December 31, 2014.

•                  Increased total deposits by $78.3 million to $4.19 billion at March 31, 2015, compared to $4.11 billion at December 31, 2014.

•                  Reported a net interest margin of 3.28% at March 31, 2015, compared to 3.33% at December 31, 2014.

•                  Recorded a credit to the provision for loan and lease losses of $2.7 million in the first quarter of 2015, compared to a credit to the provision for loan and lease losses of $5.4 million in the fourth quarter of 2014.

•                  Nonperforming assets decreased by $1.2 million to $40.8 million at March 31, 2015 from $42.0 million at December 31, 2014.

•                  Maintained a strong capital position with leverage capital, tier 1 risk-based capital, total risk-based capital, and the new common equity tier 1 ratios of 12.79%, 17.29%, 18.54%, and 14.78% respectively, as of March 31, 2015.  The Company’s capital ratios continue to be well in excess of the minimum levels required for a “well-capitalized” regulatory designation under Basel III.

Earnings Highlights

Net interest income for the first quarter of 2015 was $36.2 million, compared to $35.8 million in the year-ago quarter and remained relatively unchanged from the fourth quarter of 2014.  Net interest margin was 3.28%, compared to 3.31% in the year-ago quarter and 3.33% in the fourth quarter of 2014. The sequential quarter decrease in net interest margin was primarily due to decreases in yields on interest-earning assets. The taxable equivalent yield on the investment securities portfolio decreased to 2.61% in the current quarter, compared to 2.64% last quarter. The taxable equivalent yield on the loans and leases portfolio decreased to 3.90% in the current quarter from 3.94% last quarter.

In the first quarter of 2015, we recorded a credit to the provision for loan and lease losses of $2.7 million, compared to a credit of $1.3 million in the year-ago quarter and a credit of $5.4 million in the fourth quarter of 2014. The credit to the provision for loan and lease losses was primarily attributable to improving trends in credit quality.

Other operating income for the first quarter of 2015 totaled $11.2 million, compared to $10.1 million in the year-ago quarter and $10.2 million in the fourth quarter of 2014. The increase from the year-ago quarter was primarily due to higher unrealized gains on loans held for sale and interest rate locks of $0.5 million (included in other), higher gains on sales of residential mortgage loans of $0.4 million, and a partial recovery of a previous counterparty loss on a financing transaction of $0.3 million recorded in the first quarter of 2015 (included in other). The sequential quarter increase was primarily due to higher unrealized gains on loans held for sale and interest rate locks of $0.6 million (included in other), higher other service charges and fees of $0.3 million, the aforementioned partial recovery of a previous counterparty loss on a financing transaction of $0.3 million recorded in the first quarter of 2015 (included in other), and higher gains on sales of residential mortgage loans of $0.2 million.

Other operating expense for the first quarter of 2015 totaled $34.0 million, compared to $31.9 million in the year-ago quarter and $32.7 million in the fourth quarter of 2014.  The increase from the year-ago quarter was primarily attributable to higher amortization of mortgage servicing rights of $0.9 million, higher computer software expenses of $0.7 million, a lower credit to the reserve for unfunded loan commitments of $0.7 million (included in other), and expenses related to the Selling Shareholders share repurchase of $0.5 million (included in legal and professional services). These increases were offset by lower salaries and employee benefits of $0.3 million and lower reserves for repurchased residential mortgage loans of $0.3 million (included in other). The sequential quarter increase is primarily attributable to higher amortization of mortgage servicing rights of $0.7 million and higher computer software expenses of $0.4 million.

2

The efficiency ratio for the first quarter of 2015 was 71.73%, compared to 69.50% in the year-ago quarter and 70.59% in the fourth quarter of 2014. The efficiency ratio in the first quarter of 2015 was impacted by the higher other operating expenses noted above.

In the first quarter of 2015, the Company recorded income tax expense of $5.8 million, compared to an income tax expense of $5.5 million in the year-ago quarter and remained relatively unchanged from income tax expense in the fourth quarter of 2014. The effective tax rate for the first quarter of 2015 was 35.7%, compared to 30.3% in the fourth quarter of 2014. Our income tax expense and effective tax rate in the first quarter of 2015 was impacted by $0.5 million in costs related to the underwriting agreement and share repurchase which are not tax-deductible. Our income tax expense and effective tax rate in the fourth quarter of 2014 was impacted by solar tax credits of $0.4 million and a credit true-up adjustment of our net deferred tax assets of $0.5 million. As of March 31, 2015, the Company’s net deferred tax assets totaled $94.3 million.

Balance Sheet Highlights

Total assets at March 31, 2015 of $4.97 billion increased by $138.5 million from March 31, 2014, and increased by $112.9 million from December 31, 2014.

Total loans and leases at March 31, 2015 of $2.97 billion increased by $270.3 million and $35.6 million from March 31, 2014 and December 31, 2014, respectively.  The increase in total loans and leases from the fourth quarter of 2014 was primarily due to an increase in the commercial and industrial and residential mortgage loan portfolios of $36.9 million and $18.0 million, respectively, partially offset by a decrease in the consumer loan portfolio of $15.2 million.

Total deposits at March 31, 2015 were $4.19 billion, and increased by $202.9 million and $78.3 million from March 31, 2014 and December 31, 2014, respectively.  Core deposits, which include demand deposits, savings and money market deposits, and time deposits less than $100,000, totaled $3.33 billion at March 31, 2015.  This represents an increase of $155.4 million and $24.0 million from a year ago and from December 31, 2014, respectively.  Changes in total deposits during the quarter included net increases in time deposits, interest-bearing demand deposits, noninterest-bearing demand deposits, and savings and money market deposits of $46.8 million, $18.3 million, $8.6 million, and $4.7 million, respectively.

Total shareholders’ equity was $572.9 million at March 31, 2015, compared to $608.4 million and $568.0 million at March 31, 2014 and December 31, 2014, respectively. The sequential quarter increase is due primarily to net income of $10.4 million in the current quarter and a $6.9 million increase in unrealized gains on investment securities, partially offset by repurchases of $9.3 million in common stock under the Company’s stock repurchase program and common stock dividends paid of $4.2 million.

Asset Quality

Nonperforming assets at March 31, 2015 totaled $40.8 million, or 0.82% of total assets, compared to $42.0 million, or 0.87% of total assets at December 31, 2014.  The sequential-quarter change in nonperforming assets reflects a net decrease in Hawaii construction and development assets of $0.9 million, Hawaii residential mortgage assets of $0.5 million, and Hawaii commercial mortgage assets of $0.2 million, partially offset by a net increase in Hawaii commercial and industrial assets of $0.4 million.

Loans delinquent for 90 days or more still accruing interest totaled $5,000 at March 31, 2015, compared to $77,000 at December 31, 2014.  In addition, loans delinquent for 30 days or more still accruing interest totaled $3.6 million at March 31, 2015, compared to $5.8 million at December 31, 2014.

Net recoveries in the first quarter of 2015 totaled $0.1 million, compared to net recoveries of $0.7 million in the first quarter of 2014, and net charge-offs of $3.4 million in the fourth quarter of 2014. Net recoveries during the first quarter of 2015 included a $1.0 million recovery of a Hawaii residential mortgage loan.

3

The ALLL, as a percentage of total loans and leases, was 2.41% at March 31, 2015, compared to 2.53% at December 31, 2014.  The ALLL, as a percentage of nonperforming assets, was 175.21% at March 31, 2015, compared to 176.14% at December 31, 2014.  The ALLL, as a percentage of nonaccrual loans, was 190.89% at March 31, 2015, compared to 189.42% at December 31, 2014.

Capital Levels

At March 31, 2015, the Company’s leverage capital, tier 1 risk-based capital, total risk-based capital, and the new common equity tier 1 ratios were 12.79%, 17.29%, 18.54%, and 14.78%, respectively.  At December 31, 2014, the Company’s leverage capital, tier 1 risk-based capital, and total risk-based capital ratios were 12.03%, 16.97%, and 18.24%, respectively. The Company’s capital ratios continue to exceed the levels required to be considered a “well-capitalized” institution for regulatory purposes under Basel III.

Non-GAAP Financial Measures

This press release contains certain references to financial measures that have been adjusted to exclude certain expenses and other specified items.  These financial measures differ from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure. Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

Conference Call

The Company’s management will host a conference call today at 1:00 p.m. Eastern Time (7:00 a.m. Hawaii Time) to discuss the quarterly results.  Individuals are encouraged to listen to the live webcast of the presentation by visiting the investor relations page of the Company’s website at http://ir.centralpacificbank.com.  Alternatively, investors may participate in the live call by dialing 1-877-505-7644.  A playback of the call will be available through May 23, 2015 by dialing 1-877-344-7529 (passcode: 10063921) and on the Company’s website.

About Central Pacific Financial Corp.

Central Pacific Financial Corp. is a Hawaii-based bank holding company with approximately $5.0 billion in assets.  Central Pacific Bank, its primary subsidiary, operates 36 branches and 110 ATMs in the state of Hawaii, as of March 31, 2015.  For additional information, please visit the Company’s website at http://www.centralpacificbank.com.

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Forward-Looking Statements

This document may contain forward-looking statements concerning projections of revenues, income/loss, earnings/loss per share, capital expenditures, dividends, capital structure, or other financial items, plans and objectives of management for future operations, future economic performance, or any of the assumptions underlying or relating to any of the foregoing.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, and may include the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “hopes,” “should,” “estimates,” or words of similar meaning.  While the Company believes that our forward-looking statements and the assumptions underlying them are reasonably based, such statements and assumptions are by their nature subject to risks and uncertainties, and thus could later prove to be inaccurate or incorrect.  Accordingly, actual results could materially differ from projections for a variety of reasons, to include, but not limited to:  the effect of, and our failure to comply with any regulatory orders we are or may become subject to; oversupply of inventory and adverse conditions in the Hawaii and California real estate markets and any weakness in the construction industry;  adverse changes in the financial performance and/or condition of our borrowers and, as a result, increased loan delinquency rates, deterioration in asset quality, and losses in our loan portfolio; the impact of local, national, and international economies and events (including political events, acts of war or terrorism, natural disasters such as wildfires, tsunamis and earthquakes) on the Company’s business and operations and on tourism, the military and other major industries operating within the Hawaii market and any other markets in which the Company does business; deterioration or malaise in economic conditions, including destabilizing factors in the financial industry and deterioration of the real estate market, as well as the impact from any declining levels of consumer and business confidence in the state of the economy in general and in financial institutions in particular;  our ability to continue making progress on our recovery plan; the impact of regulatory action on the Company and Central Pacific Bank and legislation affecting the banking industry; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, other regulatory reform, and any related rules and regulations on our business operations and competitiveness; the costs and effects of legal and regulatory developments, including legal proceedings or regulatory or other governmental inquiries and proceedings and the resolution thereof, and the results of regulatory examinations or reviews;  the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, securities market and monetary fluctuations;  negative trends in our market capitalization and adverse changes in the price of the Company’s common shares; changes in consumer spending, borrowings and savings habits; technological changes and developments; changes in the competitive environment among financial holding companies and other financial service providers; the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters; our ability to attract and retain skilled executives and employees; changes in our organization, compensation and benefit plans; and our success at managing the risks involved in any of the foregoing items. For further information on factors that could cause actual results to materially differ from projections, please see the Company’s publicly available Securities and Exchange Commission filings, including the Company’s Form 10-K for the last fiscal year and, in particular, the discussion of “Risk Factors” set forth therein. The Company does not update any of its forward-looking statements except as required by law.

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5

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

Financial Highlights

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in thousands, except for per share amounts)	2015	2014	2014

INCOME STATEMENT
Net interest income	$36,235	$36,184	$35,796
Provision (credit) for loan and lease losses	(2,747)	(5,371)	(1,316)
Total other operating income	11,190	10,212	10,144
Total other operating expense	34,018	32,749	31,930
Net income	10,395	13,265	9,808
Basic earnings per common share	$0.30	$0.37	$0.23
Diluted earnings per common share	0.29	0.37	0.23
Dividends declared per common share	0.12	0.10	0.08

PERFORMANCE RATIOS
Return on average assets (1)	0.85%	1.11%	0.82%
Return on average shareholders’ equity (1)	7.32	9.28	5.79
Return on average tangible shareholders’ equity (1)	7.45	9.46	5.90
Efficiency ratio (2)	71.73	70.59	69.50
Net interest margin (1)	3.28	3.33	3.31
Dividend payout ratio (3)	41.38	27.03	34.78
Average shareholders’ equity to average assets	11.62	11.97	14.17

SELECTED AVERAGE BALANCES
Average loans and leases, including loans held for sale	$2,955,525	$2,914,253	$2,665,825
Average interest-earning assets	4,505,895	4,397,741	4,409,700
Average assets	4,889,722	4,775,307	4,781,855
Average deposits	4,123,293	4,052,316	3,943,459
Average interest-bearing liabilities	3,266,067	3,148,376	3,175,982
Average shareholders’ equity	567,991	571,514	677,765

	March 31,	December 31,	March 31,
	2015	2014	2014

REGULATORY CAPITAL RATIOS
Central Pacific Financial Corp.
Leverage capital ratio	12.79%	12.03%	12.62%
Tier 1 risk-based capital ratio	17.29	16.97	18.63
Total risk-based capital ratio	18.54	18.24	19.90
Common equity tier 1 capital ratio	14.78	N/A	N/A

Central Pacific Bank
Leverage capital ratio	12.20	11.57	11.10
Tier 1 risk-based capital ratio	16.51	16.33	16.39
Total risk-based capital ratio	17.76	17.59	17.66
Common equity tier 1 capital ratio	16.51	N/A	N/A

BALANCE SHEET
Loans and leases	$2,967,772	$2,932,198	$2,697,454
Total assets	4,965,925	4,852,987	4,827,437
Total deposits	4,188,642	4,110,300	3,985,767
Long-term debt	92,785	92,785	92,795
Total shareholders’ equity	572,925	568,041	608,403
Total shareholders’ equity to total assets	11.54%	11.70%	12.60%
Tangible common equity to tangible assets (4)	11.37	11.52	12.38

ASSET QUALITY
Allowance for loan and lease losses	$71,433	$74,040	$83,162
Non-performing assets	40,770	42,035	54,046
Allowance to loans and leases outstanding	2.41%	2.53%	3.08%
Allowance to non-performing assets	175.21	176.14	153.87

PER SHARE OF COMMON STOCK
Book value per common share	$16.46	$16.12	$15.71
Tangible book value per common share	16.20	15.84	15.40
Market value per common share	22.97	21.50	20.20

(1) Annualized

(2) Efficiency ratio is defined as total operating expense divided by total revenue (net interest income and total other operating income).

(3) Dividend payout ratio is defined as dividends declared per share divided by diluted earnings per share.

(4) The tangible common equity ratio is a non-GAAP measure which should be read in conjunction with the Company’s GAAP financial information. Comparison of our ratio with those of other companies may not be possible because other companies may calculate the ratio differently. See Reconciliation of Non-GAAP Financial Measures.

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands, except per share data)	2015	2014	2014

Tangible Common Equity Ratio
Total shareholders’ equity	$572,925	$568,041	$608,403
Less: Other intangible assets	(9,361)	(10,029)	(12,035)
Tangible common equity	$563,564	$558,012	$596,368

Total assets	$4,965,925	$4,852,987	$4,827,437
Less: Other intangible assets	(9,361)	(10,029)	(12,035)
Tangible assets	$4,956,564	$4,842,958	$4,815,402
Tangible common equity to tangible assets	11.37%	11.52%	12.38

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,	March 31,
(In thousands, except share data)	2015	2014	2014
ASSETS
Cash and due from banks	$74,743	$72,316	$85,347
Interest-bearing deposits in other banks	10,478	13,691	5,919
Investment securities:
Available for sale	1,298,487	1,229,018	1,408,124
Held to maturity (fair value of $256,357 at March 31, 2015, $235,597 December 31, 2014 and $238,782 March 31, 2014)	255,592	238,287	248,788
Total investment securities	1,554,079	1,467,305	1,656,912

Loans held for sale	7,206	9,683	11,247
Loans and leases	2,967,772	2,932,198	2,697,454
Less allowance for loan and lease losses	71,433	74,040	83,162
Net loans and leases	2,896,339	2,858,158	2,614,292

Premises and equipment, net	48,768	49,214	47,992
Accrued interest receivable	13,420	13,584	13,507
Investment in unconsolidated subsidiaries	6,840	7,246	8,478
Other real estate	3,349	2,948	4,829
Mortgage servicing rights	18,869	19,668	19,916
Other intangible assets	9,361	10,029	12,035
Bank-owned life insurance	153,251	152,283	150,274
Federal Home Loan Bank stock	43,442	43,932	45,592
Other assets	125,780	132,930	151,097
Total assets	$4,965,925	$4,852,987	$4,827,437

LIABILITIES AND EQUITY
Deposits:
Noninterest-bearing demand	$1,042,781	$1,034,146	$939,138
Interest-bearing demand	806,555	788,272	744,690
Savings and money market	1,247,266	1,242,598	1,230,480
Time	1,092,040	1,045,284	1,071,459
Total deposits	4,188,642	4,110,300	3,985,767

Short-term borrowings	70,000	38,000	102,000
Long-term debt	92,785	92,785	92,795
Other liabilities	41,573	43,861	38,411
Total liabilities	4,393,000	4,284,946	4,218,973

Equity:
Preferred stock, no par value, authorized 1,100,000 shares; issued and outstanding none at March 31, 2015, December 31, 2014, and March 31, 2014	—	—	—
Common stock, no par value, authorized 185,000,000 shares; issued and outstanding 34,797,133 shares at March 31, 2015, 35,233,674 shares at December 31, 2014, and 38,723,250 shares at March 31, 2014	632,867	642,205	715,708
Surplus	80,545	79,716	76,426
Accumulated deficit	(150,815)	(157,039)	(177,649)
Accumulated other comprehensive income (loss)	10,328	3,159	(6,082)
Total shareholders’ equity	572,925	568,041	608,403
Non-controlling interest	—	—	61
Total equity	572,925	568,041	608,464
Total liabilities and equity	$4,965,925	$4,852,987	$4,827,437

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands, except per share data)	2015	2014	2014
Interest income:
Interest and fees on loans and leases	$28,602	$28,850	$26,883
Interest and dividends on investment securities:
Taxable interest	8,150	7,858	9,496
Tax-exempt interest	998	1,000	994
Dividends	9	13	1
Interest on deposits in other banks	11	9	7
Dividends on Federal Home Loan Bank stock	11	11	12
Total interest income	37,781	37,741	37,393

Interest expense:
Interest on deposits:
Demand	95	96	90
Savings and money market	223	229	224
Time	548	573	630
Interest on short-term borrowings	43	10	17
Interest on long-term debt	637	649	636
Total interest expense	1,546	1,557	1,597

Net interest income	36,235	36,184	35,796
Provision (credit) for loan and lease losses	(2,747)	(5,371)	(1,316)
for loan and lease losses	38,982	41,555	37,112

Other operating income:
Service charges on deposit accounts	1,968	2,061	1,993
Loan servicing fees	1,423	1,460	1,444
Other service charges and fees	3,105	2,842	2,943
Income from fiduciary activities	834	865	1,062
Equity in earnings of unconsolidated subsidiaries	96	58	52
Fees on foreign exchange	128	113	114
Income from bank-owned life insurance	674	676	670
Loan placement fees	147	81	143
Net gains on sales of residential loans	1,594	1,394	1,239
Net gains on sales of foreclosed assets	33	9	162
Other	1,188	653	322
Total other operating income	11,190	10,212	10,144

Other operating expense:
Salaries and employee benefits	17,165	17,405	17,434
Net occupancy	3,501	3,877	3,590
Equipment	909	888	796
Amortization of other intangible assets	2,105	1,446	1,240
Communication expense	824	942	894
Legal and professional services	2,219	1,980	1,812
Computer software expense	2,096	1,735	1,358
Advertising expense	635	305	686
Foreclosed asset expense	72	267	105
Other	4,492	3,904	4,015
Total other operating expense	34,018	32,749	31,930

Income before income taxes	16,154	19,018	15,326
Income tax expense	5,759	5,753	5,518
Net income	$10,395	$13,265	$9,808

Per common share data:
Basic earnings per share	$0.30	$0.37	$0.23
Diluted earnings per share	0.29	0.37	0.23
Cash dividends declared	0.12	0.10	0.08

Basic weighted average shares outstanding	34,827	35,653	41,915
Diluted weighted average shares outstanding	35,479	36,275	42,477

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

Average Balances, Interest Income & Expense, Yields and Rates (Taxable Equivalent)

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2015			December 31, 2014			March 31, 2014
	Average	Average		Average	Average		Average	Average
(Dollars in thousands)	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest	Balance	Yield/Rate	Interest

Assets:
Interest earning assets:
Interest-bearing deposits in other banks	$18,046	0.25%	$11	$14,321	0.24%	$9	$11,585	0.24%	$7
Taxable investment securities, excluding valuation allowance	1,310,909	2.49	8,159	1,246,840	2.53	7,871	1,508,213	2.52	9,497
Tax-exempt investment securities, excluding valuation allowance	177,606	3.46	1,536	177,998	3.46	1,539	178,005	3.44	1,529
Loans and leases, including loans held for sale	2,955,525	3.90	28,602	2,914,253	3.94	28,850	2,665,825	4.07	26,883
Federal Home Loan Bank stock	43,809	0.10	11	44,329	0.10	11	46,072	0.10	12
Total interest earning assets	4,505,895	3.42	38,319	4,397,741	3.47	38,280	4,409,700	3.46	37,928
Nonearning assets	383,827			377,566			372,155
Total assets	$4,889,722			$4,775,307			$4,781,855

Liabilities & Equity:
Interest-bearing liabilities:
Interest-bearing demand deposits	$787,717	0.05%	$95	$791,811	0.05%	$96	$735,730	0.05%	$90
Savings and money market deposits	1,248,867	0.07	223	1,244,699	0.07	229	1,218,087	0.07	224
Time deposits under $100,000	237,239	0.38	222	245,209	0.42	261	263,479	0.41	267
Time deposits $100,000 and over	836,232	0.16	326	760,706	0.16	312	840,595	0.17	363
Short-term borrowings	63,227	0.27	43	13,166	0.31	10	25,295	0.28	17
Long-term debt	92,785	2.78	637	92,785	2.77	649	92,796	2.78	636
Total interest-bearing liabilities	3,266,067	0.19	1,546	3,148,376	0.20	1,557	3,175,982	0.20	1,597
Noninterest-bearing deposits	1,013,238			1,009,891			885,568
Other liabilities	42,426			45,526			42,479
Total liabilities	4,321,731			4,203,793			4,104,029
Shareholders’ equity	567,991			571,514			677,765
Non-controlling interest	—			—			61
Total equity	567,991			571,514			677,826
Total liabilities & equity	$4,889,722			$4,775,307			$4,781,855

Net interest income			$36,773			$36,723			$36,331

Net interest margin		3.28%			3.33%			3.31%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

Loans and Leases by Geographic Distribution

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014

Hawaii:
Commercial, financial and agricultural	$318,228	$287,254	$276,804	$268,037	$272,007
Real estate:
Construction	109,256	111,010	105,619	96,138	82,769
Mortgage:
- residential	1,300,304	1,282,324	1,251,808	1,226,864	1,180,092
- commercial	586,281	587,322	579,654	568,672	554,299
Consumer	249,151	254,259	250,838	243,148	231,432
Leases	2,885	3,140	3,691	4,087	5,338
Total loans and leases	2,566,105	2,525,309	2,468,414	2,406,946	2,325,937
Allowance for loan and lease losses	(60,676)	(62,685)	(65,747)	(65,367)	(64,759)
Net loans and leases	$2,505,429	$2,462,624	$2,402,667	$2,341,579	$2,261,178

U.S. Mainland:
Commercial, financial and agricultural	$182,455	$176,509	$165,527	$164,707	$164,237
Real estate:
Construction	3,465	3,544	3,621	3,740	3,886
Mortgage:
- residential	—	—	—	—	—
- commercial	114,975	115,951	116,920	129,060	129,254
Consumer	100,772	110,885	120,273	89,730	74,140
Leases	—	—	—	—	—
Total loans and leases	401,667	406,889	406,341	387,237	371,517
Allowance for loan and lease losses	(10,757)	(11,355)	(17,091)	(18,232)	(18,403)
Net loans and leases	$390,910	$395,534	$389,250	$369,005	$353,114

Total:
Commercial, financial and agricultural	$500,683	$463,763	$442,331	$432,744	$436,244
Real estate:
Construction	112,721	114,554	109,240	99,878	86,655
Mortgage:
- residential	1,300,304	1,282,324	1,251,808	1,226,864	1,180,092
- commercial	701,256	703,273	696,574	697,732	683,553
Consumer	349,923	365,144	371,111	332,878	305,572
Leases	2,885	3,140	3,691	4,087	5,338
Total loans and leases	2,967,772	2,932,198	2,874,755	2,794,183	2,697,454
Allowance for loan and lease losses	(71,433)	(74,040)	(82,838)	(83,599)	(83,162)
Net loans and leases	$2,896,339	$2,858,158	$2,791,917	$2,710,584	$2,614,292

CENTRAL PACIFIC FINANCIAL CORP AND SUBSIDIARIES

Nonperforming Assets, Past Due and Restructured Loans

	March 31,	December 31,	September 30,	June 30,	March 31,
(Dollars in thousands)	2015	2014	2014	2014	2014

Nonaccrual loans (including loans held for sale):
Commercial, financial and agricultural	$13,377	$13,007	$15,625	$16,657	$17,067
Real estate:
Construction	146	310	324	373	379
Mortgage-residential	11,430	13,048	12,691	13,608	18,161
Mortgage-commercial	12,468	12,722	13,056	6,236	13,610
Consumer	—	—	—	—	—
Leases	—	—	—	—	—
Total nonaccrual loans	37,421	39,087	41,696	36,874	49,217

Other real estate:
Commercial, financial and agricultural	—	—	—	—	—
Real estate:
Construction	—	747	1,804	3,048	3,770
Mortgage-residential	3,349	2,201	1,685	2,041	901
Mortgage-commercial	—	—	107	158	158
Consumer	—	—	—	—	—
Leases	—	—	—	—	—
Total other real estate	3,349	2,948	3,596	5,247	4,829

Total nonperforming assets	40,770	42,035	45,292	42,121	54,046

Loans delinquent for 90 days or more:
Commercial, financial and agricultural	—	—	—	—	7
Real estate:
Construction	—	—	—	—	—
Mortgage-residential	—	—	—	99	—
Mortgage-commercial	—	—	—	—	—
Consumer	5	77	62	20	23
Leases	—	—	—	—	—
Total loans delinquent for 90 days or more	5	77	62	119	30

Restructured loans still accruing interest:
Commercial, financial and agricultural	350	361	373	384	395
Real estate:
Construction	866	892	918	944	970
Mortgage-residential	17,084	17,845	17,980	18,456	18,152
Mortgage-commercial	1,516	10,405	10,671	10,941	2,312
Consumer	—	—	—	—	—
Leases	—	—	—	—	—
Total restructured loans still accruing interest	19,816	29,503	29,942	30,725	21,829

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest	$60,591	$71,615	$75,296	$72,965	$75,905

Total nonaccrual loans as a percentage of loans and leases	1.26%	1.33%	1.45%	1.32%	1.82%

Total nonperforming assets as a percentage of loans and leases, and other real estate	1.37%	1.43%	1.57%	1.50%	2.00%

Total nonperforming assets and loans delinquent for 90 days or more as a percentage of loans and leases, and other real estate	1.37%	1.43%	1.58%	1.51%	2.00%

Total nonperforming assets, loans delinquent for 90 days or more and restructured loans still accruing interest as a percentage of loans and leases, and other real estate	2.04%	2.44%	2.62%	2.61%	2.81%

Quarter to Quarter Changes in Nonperforming Assets:
Balance at Beginning of Quarter	$42,035	$45,292	42,121	$54,046	$46,751
Additions	1,884	1,986	8,824	2,485	15,000
Reductions
Payments	(1,712)	(843)	(2,209)	(4,327)	(2,251)
Return to Accrual Status	(197)	(190)	(1,544)	(9,278)	(4,749)
Sales of Foreclosed Real Estate	(949)	(1,444)	(542)	(817)	(654)
Charge-offs/Writedowns	(291)	(2,766)	(1,358)	12	(51)
Total Reductions	(3,149)	(5,243)	(5,653)	(14,410)	(7,705)
Balance at End of Quarter	$40,770	$42,035	45,292	$42,121	$54,046

CENTRAL PACIFIC FINANCIAL CORP AND SUBSIDIARIES

Allowance for Loan and Lease Losses

	Three Months Ended
	March 31,	December 31,	March 31,
(Dollars in thousands)	2015	2014	2014

Allowance for loan and lease losses:
Balance at beginning of period	$74,040	$82,838	$83,820

Provision for loan and lease losses	(2,747)	(5,371)	(1,316)

Charge-offs:
Commercial, financial and agricultural	878	3,083	73
Real estate:
Construction	—	—	—
Mortgage-residential	14	—	37
Mortgage-commercial	—	—	—
Consumer	1,894	1,461	580
Leases	—	—	8
Total charge-offs	2,786	4,544	698

Recoveries:
Commercial, financial and agricultural	568	397	606
Real estate:
Construction	123	196	402
Mortgage-residential	1,488	125	94
Mortgage-commercial	13	13	13
Consumer	734	384	239
Leases	—	2	2
Total recoveries	2,926	1,117	1,356

Net charge-offs (recoveries)	(140)	3,427	(658)

Balance at end of period	$71,433	$74,040	$83,162

Average loans and leases, net of unearned	2,955,525	2,914,253	2,665,825

Annualized ratio of net charge-offs (recoveries) to average loans and leases	(0.02)%	0.47%	-0.10%

Ratio of allowance for loan and lease losses to loans and leases outstanding	2.41%	2.53%	3.08%